U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                SEC File Number ___________
                                                CUSIP Number _____________

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[ ]Form 10-K [ ]Form 20-F [ ]Form 11-K [X]Form 10-Q [ ]Form 10-D [ ]Form N-SAR

For Period Ended: January 31, 2019

      [  ] Transition Report on Form 10-K

      [  ] Transition Report on Form 10-Q

      For the Transition Period Ended: ________________________________

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    Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

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Part I - Registrant Information
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Full Name of Registrant:  THE DIAMOND CARTEL, INC.

Former Name if Applicable:  N/A

Address of Principal Executive Office (Street and Number)

      1586 Noah Bend

City, State and Zip Code

      London, Ontario, Canada, N6G 0T2

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Part II - Rules 12b-25(b) and (c)
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    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]  (c) The accountant's statement or other exhibit required by Rule
         12b-25(c) has been attached if applicable.

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Part III - Narrative
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      State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

      The Company did not complete its financial statements for the period ended January 31, 2019 in sufficient time so as to allow the filing of the report by March 18, 2019.

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Part IV - Other Information
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    (1) Name and telephone number of person to contact in regard to this notification

              William T. Hart        (303)                839-0061
              -----------------     --------          -----------------
                  (Name)           (Area Code)        Telephone Number)

    (2)  Have all other periodic  reports required
         under Section 13 or 15(d) of the Securities
         Exchange Act of 1934 during the preceding 12
         months (or for such  shorter period that the
         registrant  was  required to file such reports)
         been  filed? If answer is no,  identify report(s).      [X] Yes [ ] No

    (3)  Is it anticipated that any significant change in
         results of operations from the corresponding period
         for the last fiscal year will be reflected by the
         earnings statements to be included in the subject
         report or portion thereof?                              [ ] Yes [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                            THE DIAMOND CARTEL, INC.
                  --------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 18, 2019                      By:  /s/ Michel Atlidakis
                                               ----------------------------
                                              Michel Atlidakis
                                              Chief Executive Officer



                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).




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